The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
March 11, 2009	Jim Drewitz

Investor Relations
830-669-2466

TECHNICAL DELAYS WILL ADVERSELY AFFECT THE ALLIED DEFENSE GROUP FOURTH QUARTER RESULTS.

VIENNA, Virginia, March 11, 2009 – The Allied Defense Group, Inc. (AMEX:ADG) today announced that its revenue and earnings for the fourth quarter of 2008 will be negatively impacted due to technical delays at its Belgian subsidiary. The Company expects to announce fourth quarter and full year financial results at the end of March.

“ADG has made real progress in 2008, although it has not yet returned to profitability and is not expected to do so until mid-2009,” said Major General (Ret) John J. Marcello, President and Chief Executive Officer of The Allied Defense Group. “Technical difficulties, stemming from a contract for a new product at MECAR S.A, caused a setback in the fourth quarter of 2008. As a result, fourth quarter and full year financial results include a charge for approximately $3 million related to the delays.

“ADG has shed its high interest debt and various non-performing subsidiaries while building a substantial backlog.  As a result, full year revenues, margins, EBITDA, and backlog are vastly improved over 2007.

“The Allied Defense Group has weathered the current world-wide financial situation better than most. Although short-term liquidity challenges are expected in 2009, ADG enters the year having transformed itself to a well-respected ammunition entity,“ concluded Major General Marcello.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated microwave security systems; and manufactures battlefield effects simulators and other training devices for the military. For more Information, please visit the Company web site: www.allieddefensegroup.com.

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.